Exhibit 5.2

Calfee, Halter & Griswold LLP Attorneys at Law The Calfee Building 1405 East Sixth Street Cleveland, Ohio 44114-1607 216.622.8200 Phone

October 25, 2023

The J. M. Smucker Company

One Strawberry Lane

Orrville, Ohio 44667-0280

We have acted as special Ohio counsel for The J. M. Smucker Company (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a prospectus supplement, dated October 11, 2023, and filed with the Commission on October 13, 2023 pursuant to Rule 424(b)(2) of the Securities Act (the “Prospectus Supplement”), and the offering by the Company pursuant thereto of (i) $750,000,000 aggregate principal amount of 5.900% Notes due 2028 (the “2028 Notes”), (ii) $1,000,000,000 aggregate principal amount of 6.200% Notes due 2033 (the “2033 Notes”), (iii) $750,000,000 aggregate principal amount of 6.500% Notes due 2043 (the “2043 Notes”) and (iv) $1,000,000,000 aggregate principal amount of 6.500% Notes due 2053 (the “2053 Notes” and, together with the 2028 Notes, the 2033 Notes and the 2043 Notes, the “Notes”), in accordance with the terms of the Underwriting Agreement, dated October 11, 2023 (the “Underwriting Agreement”), among the Company, BofA Securities, Inc. and J. P. Morgan Securities LLC, as representatives of the several underwriters named therein. In connection therewith, we have examined the registration statement on Form S-3, File No. 333-274747 (the “Registration Statement”), filed under the Securities Act of 1933, as amended (the “Securities Act”), and the prospectus included therein. The Notes will be issued pursuant to the indenture, dated as of March 20, 2015, between the Company and U.S. Bank Trust Company, National Association, as successor to U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the Fifth Supplemental Indenture, to be dated October 25, 2023, by and between the Company and the Trustee (together, the “Indenture”).

Certain terms of the Notes were approved by the Board of Directors of the Company or certain authorized officers of the Company as part of the corporate action taken (the “Corporate Proceedings”) in connection with the issuance of the Notes. We have examined or are otherwise familiar with the Articles of Incorporation, as amended, of the Company, the Regulations, as amended, of the Company, the Registration Statement, the Prospectus Supplement, the Underwriting Agreement, the Indenture, the Corporate Proceedings, and such other documents, records and instruments as we have deemed necessary or appropriate for the purposes of this opinion. In such review, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the conformity to original documents of all documents submitted to us as copies (whether or not certified and including facsimiles) and the authenticity of such latter documents and of all documents submitted to us as originals. We have not examined the Notes, except specimens thereof.

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The J. M. Smucker Company

October 25, 2023

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:

1.

The Company has been duly incorporated and is validly existing as a corporation under the state laws of the State of Ohio. The Company has the corporate power to enter into and perform its obligations under the Underwriting Agreement, the Indenture and the Notes. The execution and delivery of the Underwriting Agreement, the Indenture and the Notes and the Company’s performance of its obligations thereunder have been duly authorized by all necessary corporate action on the part of the Company; and

2.	The Company has duly executed and delivered the Underwriting Agreement, the Indenture and the Notes, in each case to the extent that such execution is governed by the state laws of the State of Ohio.

In rendering the opinions expressed in paragraph (1) of this letter as to the due incorporation and valid existence of the Company, we have relied exclusively upon a certificate issued by the Secretary of State of the State of Ohio. Insofar as the opinions expressed in this letter relate to certain factual matters with respect to the Company and its subsidiaries, we have relied upon a certificate executed by officers of the Company.

The opinions expressed above are limited to the state laws of the State of Ohio. We express no opinion as to the effect or applicability of the laws of any other jurisdiction.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and the Prospectus Supplement. Such consent, however, is not an admission that we are in the category of persons whose consent is required under Section 7 of the Securities Act. We also consent to Wachtell, Lipton, Rosen & Katz relying on this opinion solely to the extent required for delivery of its opinion of even date herewith filed as an exhibit to the Registration Statement, subject to the same qualifications, limitations and assumptions set forth herein.

Very truly yours,

/s/ Calfee, Halter & Griswold LLP

CALFEE, HALTER & GRISWOLD LLP

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